PARKERVISION PRICES COMMON STOCK OFFERING

Jacksonville, Fla., November 10, 2009 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) today announced the pricing of its previously announced underwritten public offering of 8,000,000 shares of its common stock at a public offering price of $2.00 per share. Piper Jaffray & Co. acted as the sole underwriter and manager of the offering.

Net proceeds from the sale of the shares after underwriting discounts and commissions and other offering expenses are expected to be approximately $14.6 million.  The Company plans to use the net proceeds from the offering for working capital and for other general corporate purposes, including funding its research and sales and marketing activities.  The offering is subject to customary closing conditions and is expected to close on November 16, 2009.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on September 14, 2009. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by calling (800) 747- 3924.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock. Furthermore, ParkerVision will not sell any of the shares of common stock and has been advised by Piper Jaffray & Co. that it and its affiliates will not sell any of the shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks.  ParkerVision is headquartered in Jacksonville, Florida.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2008, as amended, and the Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2009. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman		Ron Stabiner
Chief Financial Officer	or	Vice President
ParkerVision, Inc.		The Wall Street Group, Inc.
904-732-6100, cpoehlman@parkervision.com		212-888-4848, rstabiner@thewallstreetgroup.com

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